Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Ocean Capital Acquisition Corporation of our report dated June 21, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Ocean Capital Acquisition Corporation as of March 31, 2022 and for the period from August 20, 2021 (inception) through March 31, 2022 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York
June 21, 2022